Exhibit 99.1

CONDITIONAL NOTICE OF FULL REDEMPTION TO

THE HOLDERS OF THE

4.75% Notes due 2026

of Monroe Capital Corporation

(CUSIP No. 610335 AB7)*

Redemption Date: January 15, 2026

NOTICE IS HEREBY GIVEN, pursuant to Section 1104 of the Indenture dated as of September 12, 2018 (the “Base Indenture”), between Monroe Capital Corporation, a Maryland corporation (the “Company”), and U.S. Bank Trust Company, National Association, as successor to U.S. Bank, National Association (the “Trustee), and Section 1.01(h) of the Second Supplemental Indenture dated as of January 25, 2021 (the “Second Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), that the Company is electing to exercise its conditional option to redeem, in whole, the 4.75% Notes due 2026 (the “Notes”).

Subject to the condition precedent that the Company completes one or more financing transactions that generate net proceeds of at least $130 million (the “Financing Transactions”) after the date hereof and prior to the Redemption Date (as defined below), the Company will redeem $130,000,000 in aggregate principal amount of the issued and outstanding Notes on January 15, 2026 (the “Redemption Date”). At the Company’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date hereof) as the Financing Transactions have been completed, or the redemption of the Notes may not occur and this notice may be rescinded if the Financing Transactions are not completed by the Redemption Date or by the date to which the Redemption Date is delayed. The redemption price for the Notes equals 100% of the $130,000,000 aggregate principal amount of the Notes being redeemed (or $25 in principal amount per Note), plus the accrued and unpaid interest thereon, through, but excluding, the Redemption Date (the “Redemption Payment”). The aggregate accrued interest on the Notes being redeemed that is payable on the Redemption Date will be approximately $2.6 million (or approximately $19.79 on each $1,000 principal amount of the Notes being redeemed).

On the Redemption Date, the Redemption Payment will become due and payable to the holders of the Notes (the “Holders”). Interest on the $130,000,000 in aggregate principal amount of the issued and outstanding Notes being redeemed will cease to accrue on and after the Redemption Date. Unless the Company defaults in paying the Redemption Payment with respect to such Notes, the only remaining right of the Holders with respect to the Notes will be to receive payment of the Redemption Payment upon presentation and surrender of such Notes to the Trustee in its capacity as Paying Agent. Notes held in book-entry form will be redeemed and the Redemption Payment with respect to such Notes will be paid in accordance with the applicable procedures of The Depository Trust Company.

Payment of the Redemption Payment to the Holders will be made upon presentation and surrender of the Notes in the following manner:

If by Mail, Hand or Overnight Mail:

U.S. Bank

Corporate Trust Services

111 Fillmore Avenue E.

St. Paul, MN 55107

*The CUSIP number has been assigned to this issue by organizations not affiliated with the Company or the Trustee and is included solely for the convenience of the Holders. Neither the Company nor the Trustee shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to the correctness or accuracy of the same on the Notes or as indicated in this Notice of Redemption.

NOTICE

Under U.S. federal income tax law, the Trustee or other withholding agent may be required to backup withhold on any gross payment to a Holder who fails to provide a taxpayer identification number and other required certifications. To avoid backup withholding, a Holder will need to complete a Form W-9 or an appropriate Form W-8, as applicable, which should be furnished in connection with the presentment and surrender of the Notes called for redemption and otherwise comply with the applicable requirements of the backup withholding rules. Holders should consult their tax advisors regarding the withholding and other tax consequences of the redemption.

Monroe Capital Corporation
Dated: December 15, 2025